EXHIBIT 31.4
RULE 13a-14(a) / 15d-14(a) Certification

I, Richard S. DeRose, certify that:

1.
I have reviewed this Amendment No. 1 to the annual report on Form 10-K/A of Information Analysis Incorporated;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 30, 2019	By:	/s/ Richard S. DeRose Richard S. DeRose, Executive Vice President, Treasurer, Chief Financial Officer

A signed original of this written statement required by Section 302 has been provided to Information Analysis Incorporated and will be retained by Information Analysis Incorporated and furnished to the Securities and Exchange Commission or its staff upon request.